UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2021

Landos Biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39971	81-5085535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Kraft Drive, Suite 216 Blacksburg, Virginia	24060
(Address of Principal Executive Offices)	(Zip Code)

(540) 218-2232

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LABP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 8, 2021, the board of directors (the “Board”) of Landos Biopharma, Inc. (the “Company”) appointed Tiago Girao to serve as a director of the Company. Mr. Girao will serve as a Class II director whose term will expire at the 2023 Annual Meeting, at which time he will stand for election by the Company’s stockholders. Mr. Girao was also appointed as chair of the Audit Committee and as a member of the Compensation Committee and Nominating and Corporate Governance Committee. On April 8, 2021, Jean-Frederic Colombel resigned from the board of directors. Mr. Colombel’s decision to resign was not the result of any disagreement with the Company relating to its operations, policies or practices. Dr. Colombel will refocus his efforts on providing scientific and medical support to the Company’s Gastroenterology programs from his role on the Company’s Clinical Advisory Board.

There is no arrangement or understanding between Mr. Girao and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Girao and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Girao requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Girao, age 41, has served as Chief Financial Officer of Roivant Sciences Companies since April 2019. Mr Girao has more than 21 years of experience in accounting, finance, and operations of U.S. and global private and public companies. Previously, Mr. Girao served as the Chief Financial Officer of Cytori Therapeutics Inc. from September 2014 to March 2019 and served as a Vice President of Finance from September 2014 to January 2019 and as a Senior Vice President of Operations from February 2019 to March 2019. Mr. Girao holds a degree in accounting from Universidade de Fortaleza. The Board believes that Mr. Girao is qualified to serve as a director because of his extensive financial experience.

In accordance with the Company’s Non-Employee Director Compensation Policy, upon commencement of his service as a director on April 8, 2021, Mr. Girao was granted an initial option grant (the “Initial Grant”) under the Company’s 2019 Equity Incentive Plan (the “Plan”) to purchase 36,000 shares of the Company’s common stock, which will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to Mr. Girao’s continuous service through such vesting dates. At each annual meeting of stockholders following which Mr. Girao will continue service as a director, Mr. Girao will also be entitled to receive an additional option grant to purchase 18,000 shares of the Company’s common stock (the “Annual Grant”), which will vest upon the earlier of the one-year anniversary of the date of grant and the date of Company’s next annual meeting of stockholders, in any case subject to Mr. Girao’s continuous service through such vesting dates. For 2021, Mr. Girao’s Annual Grant will be pro-rated based on time served as a director through the date of the Annual Meeting. Additionally, Mr. Girao will be entitled to receive a $45,000 annual retainer, payable quarterly in arrears, for his service on the Board, a $20,000 annual retainer, payable quarterly in arrears, for his service on the Audit Committee, a $7,500 annual retainer, payable quarterly in arrears, for his service on the Compensation Committee and a $5,000 annual retainer, payable quarterly in arrears, for his service on the Nominating and Corporate Governance Committee. Mr. Girao has also entered into the Company’s standard form of indemnification agreement.

Composition of Board Committees

As a result of Mr. Girao’s appointment and Dr. Colombel’s resignation from the Board, the composition of each of the Board’s committees is as follows, effective immediately:

Audit Committee

•	Tiago Girao (Chair)
•	Josep Bassaganya-Riera
•	Konstantin Poukalov

Compensation Committee

•	Tiago Girao
•	Josep Bassaganya-Riera
•	Konstantin Poukalov

Nominating and Corporate Governance Committee

•	Tiago Girao
•	Josep Bassaganya-Riera
•	Konstantin Poukalov

Item 7.01	Regulation FD Disclosure.

On April 13, 2021, the Company issued a press release announcing the appointment of Mr. Girao to the Board. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated April 13, 2021, entitled “Landos Biopharma Announces the Appointment of Tiago Girão to its Board of Directors”

104	The cover page from Landos Biopharma, Inc.’s Form 8-K filed on April 13, 2021, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landos Biopharma, Inc.

Dated: April 13, 2021	By:	/s/ Josep Bassaganya-Riera
Josep Bassaganya-Riera
Chief Executive Officer